Exhibit 99.2
May 15, 2018

Contact:	Investor contact:
Media Relations	Matt Grady
(206) 304-0008	Director, Investor Relations
newsroom@alaskaair.com	(206) 392-5382

Alaska Air Group reports April 2018 operational results

SEATTLE — Alaska Air Group, Inc. (NYSE: ALK) today reported April operational results on a consolidated basis, for its mainline operations operated by subsidiaries Alaska Airlines, Inc. (Alaska) and Virgin America Inc. (Virgin America), and for its regional flying operated by subsidiary Horizon Air Industries, Inc. (Horizon) and third-party regional carriers SkyWest Airlines and Peninsula Airlines.

On January 11, 2018, Alaska and Virgin America consolidated their operations onto a Single Operating Certificate (SOC). Results for Alaska and Virgin America have been combined into a single mainline operation.

AIR GROUP
On a combined basis for all operations, Air Group reported a 5.8 percent increase in traffic on an 8.7 percent increase in capacity compared to April 2017. Load factor decreased 2.3 points to 84.3 percent.

The following table shows the operational results for April and year-to-date compared to the prior-year periods:

	April			Year-to-Date
	2018	2017	Change	2018	2017	Change
Revenue passengers (000)	3,839	3,670	4.6%	14,329	13,677	4.8%
Revenue passenger miles RPM (000,000) "traffic"	4,599	4,346	5.8%	17,003	16,054	5.9%
Available seat miles ASM (000,000) "capacity"	5,457	5,019	8.7%	20,937	19,413	7.9%
Passenger load factor	84.3%	86.6%	(2.3) pts	81.2%	82.7%	(1.5) pts

MAINLINE
Mainline reported a 4.4 percent increase in traffic on a 7.4 percent increase in capacity compared to April 2017. Load factor decreased 2.4 points to 84.8 percent. Mainline also reported 83.4 percent of its flights arrived on time in April 2018, compared to 77.1 percent reported in April 2017.

Mainline operational results reflect both Alaska and Virgin America combined. The following table shows mainline operational results for April and year-to-date compared to the prior-year periods:

	April			Year-to-Date
	2018	2017	Change	2018	2017	Change
Revenue passengers (000)	3,025	2,888	4.7%	11,236	10,661	5.4%
RPMs (000,000)	4,203	4,025	4.4%	15,563	14,853	4.8%
ASMs (000,000)	4,958	4,616	7.4%	19,056	17,876	6.6%
Passenger load factor	84.8%	87.2%	(2.4) pts	81.7%	83.1%	(1.4) pts
On-time arrivals as reported to U.S. DOT	83.4%	77.1%	6.3 pts	84.1%	75.2%	8.9 pts

REGIONAL
Regional traffic increased 23.4 percent on a 23.8 percent increase in capacity compared to April 2017. Load factor decreased 0.3 points to 79.4 percent. Alaska's regional partners also reported 85.6 percent of its flights arrived on time in April 2018, compared to 86.6 percent in April 2017.

The following table shows regional operational results for April and year-to-date compared to the prior-year periods:

	April			Year-to-Date
	2018	2017	Change	2018	2017	Change
Revenue passengers (000)	814	782	4.1%	3,093	3,016	2.6%
RPMs (000,000)	396	321	23.4%	1,440	1,201	19.9%
ASMs (000,000)	499	403	23.8%	1,881	1,537	22.4%
Passenger load factor	79.4%	79.7%	(0.3) pts	76.6%	78.1%	(1.5) pts
On-time arrivals as reported to U.S. DOT	85.6%	86.6%	(1.0) pts	86.0%	76.4%	9.6 pts

Alaska Airlines, together with Virgin America and its regional partners, flies 44 million guests a year to 115 destinations with an average of 1,200 daily flights across the United States and to Mexico, Canada, and Costa Rica. With Alaska and Alaska Global Partners, guests can earn and redeem miles on flights to more than 900 destinations worldwide. Learn more about Alaska’s award-winning service at newsroom.alaskaair.com and blog.alaskaair.com. Alaska Airlines, Virgin America and Horizon Air are subsidiaries of Alaska Air Group (NYSE: ALK).

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